Kenneth R. Allen	972.647.6730
Vice President-Finance and	Email: investor@txi.com
Chief Financial Officer

TXI Announces Pricing and Upsizing of Senior Notes Offering

Dallas, Texas – August 7, 2008 - Texas Industries, Inc. (NYSE - TXI) announced today that it has increased the size of its previously announced offering of 7-1/4% senior notes due 2013 (“Senior Notes”) from $250 million (as previously announced) to $300 million. The Senior Notes priced at 93-1/4%.

TXI expects that the net proceeds from the Senior Notes offering will be approximately $276.3 million after discounts and after commissions and expenses. TXI intends to use the net proceeds from the Senior Notes offering to repay its $150 million senior term loan and for general corporate purposes, including capital expenditures.

The Senior Notes have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company's business, construction activity in the Company's markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, changes in costs of raw materials, fuel and energy, the impact of environmental laws, regulations and claims and other risks and uncertainties described in the Company's reports on SEC Forms 10-K, 10-Q and 8-K.

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